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                                                                     EXHIBIT 5.1


                    OPINION AND CONSENT OF RONALD A. WOESSNER

                         [ZIXIT CORPORATION LETTERHEAD]

                                 October 1, 2001



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         I have acted as General Counsel to ZixIt Corporation, a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 10,510 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), as described in the Registration Statement of the Company on Form S-3 (No. 333-67952) (the "Registration Statement") filed with the Securities and Exchange Commission.

         In rendering this opinion, I have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as I considered necessary or appropriate for the purposes of this opinion. In all such examinations, I have assumed the authenticity and completeness of all documents submitted to me as originals and the conformity to originals and completeness of all documents submitted to me as photostatic, conformed, notarized or certified copies.

         Based on the foregoing, I am of the opinion that the Common Stock is validly issued, fully paid and nonassessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     /s/ Ronald A. Woessner

                                     Ronald A. Woessner
                                     Senior Vice President, General Counsel
                                     and Secretary for ZixIt Corporation